EXHIBIT 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in the Prospectus of Prime Medical Services, Inc. constituting part of this Amendment No. 1 to the Registration Statement on Form S-4, our report, which is dated February 7, 2003, on the consolidated financial statements of Medstone International, Inc., as of and for the years ended December 31, 2002 and 2001. We also consent to the reference to our Firm under the heading “Experts” in the Prospectus filed as part of that registration statement. Our report refers to a change in the method of accounting for goodwill in 2002.

/s/ Moss Adams LLP

Santa Rosa, California

December 29, 2003